Exhibit 99.1

Tabula Rasa HealthCare Acquires SinfoníaRx

Expanding its Medication Therapy Management Offering

Combined technologies, resources offer broader MTM solutions to healthcare organizations

Moorestown, N.J., September 6th, 2017 — Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ:TRHC), a healthcare technology company optimizing medication safety by deploying new medication risk mitigation digital software solutions and novel, proprietary medication decision support tools, today announced that it has acquired SinfoníaRx, a leading provider of Medication Therapy Management (“MTM”) technology and services for Medicare, Medicaid, and Commercial Health plans.

“Medication safety is, and has always been, our highest priority. SinfoníaRx’s mission of improving medication therapies is consistent with TRHC’s vision.” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer. “We view this transaction as an extension of our vision, which is to be the vanguard in optimizing medication therapy while providing outcomes that improve quality of life and conserve resources.”

Kevin Boesen, PharmD, Chief Executive Officer of SinfoníaRx noted, “In addition to our aligned business philosophies, Tabula Rasa is a good cultural fit. From a solutions standpoint, the combination of our industry leading MTM offerings and technology, as well as integration of Tabula Rasa’s propriety Medication Risk Mitigation Matrix® and Medication Risk Score, elevates our value proposition of optimizing medication therapy and improving quality for our members.”

SinfoníaRx is a rapidly growing healthcare company offering innovative solutions for health entities, patients and caregivers. Originally established in 2006 at the University of Arizona College of Pharmacy, SinfoníaRx became a wholly owned subsidiary of Sinfonía HealthCare Corporation in 2013 to further develop a scalable MTM solution to meet the needs of large payors. Today, SinfoníaRx offers a full suite of MTM solutions supporting more than 50 million patients including: Part D compliant MTM programs, Star improvement programs, community pharmacy performance programs, and transition of care/chronic care management programs.

SinfoníaRx has established strong client relationships with well-regarded and well-known commercial insurers.  The acquisition of SinfoníaRx further solidifies TRHC’s powerful healthcare technology platform, offering best-in-class MTM to strategic markets such as Part D providers, commercial payors, pharmacy benefit managers, and self-funded employers. Exposure to these large customers should enable TRHC to leverage its proprietary medication decision support tools the broader market, presenting meaningful cross-selling market expansion opportunities.  It also is expected to generate significant scale to TRHC’s services business and diversify its revenue stream. SinfoníaRx generated revenue of $27.1 million in 2016 and is projected to generate revenue of $31 million for the full year 2017.

Piper Jaffrey provided a fairness opinion to the board of directors of TRHC in connection with the transaction.  Morgan, Lewis & Bockius LLP served as legal counsel to TRHC.

Management Conference Call

TRHC’s management will provide additional details on the SinfoníaRx acquisition during a conference call today, September 6, 2017 at 5:00 p.m. Eastern Time. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 81988430 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until September 13, 2017 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 81988430.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk.  Medication risk management is TRHC’s lead offering, and its cloud-based software applications provide solutions for a range of payors, providers and other healthcare organizations. For more information, visit: www.TRHC.com.

About SinfoníaRx

SinfoníaRx is a rapidly growing healthcare company offering innovative healthcare solutions for health entities (health plans, health systems, provider organizations, and pharmacy organizations), patients and caregivers. In 2016, SinfoníaRx staff of approximately 600 pharmacists, pharmacy interns and pharmacy technicians, working in four nationwide clinical call-centers, completed over 250,000 Comprehensive Medication Reviews and 1.1 million interventions to improve medication treatment. SinfoníaRx now serves 50 million patients nationwide, or 1 in every 7 Americans. For more information, visit www.SinfoniaRx.com.

Safe Harbor Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release.  These forward-looking statements include, among other things, our goals and expectations regarding the combined company, the expected synergies from the combined company and the expected financial and operating performance of TRHC following the completion of the acquisition.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the risk that we may not be able to achieve our expectations for the combined companies due to challenges in integration and inability to retain key employees; our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; our status as an “emerging growth company”; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 14, 2017,  and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the TRHC website http://ir.trhc.com or upon request from our Investor Relations Department. TRHC assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

215-870-0829

dsemingson@TRHC.com